EXHIBIT 10.32

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Richard Bergman (“Employee”) and Synaptics Incorporated (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee was employed by the Company pursuant to an employment arrangement and began employment with the Company on September 28, 2011 (the “Service Arrangement”), Employee’s employment terminated on March 14, 2019 (the “Termination Date”), and Employee agrees to resign as a director of the Company, and as a director or officer of all Company subsidiaries and affiliates on which Employee served, on the Effective Date, as hereinafter defined;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with or separation from the Company; and

WHEREAS, this Agreement will become effective on the eighth day after it is signed by Employee (such date being the “Effective Date”), provided that Employee has not revoked this Agreement by written notice to the General Counsel of the Company prior to the Effective Date.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1.Termination of Service Arrangement.  Employee’s employment with the Company ceased as of the Termination Date, and Employee resigned from all Company directorships on the Effective Date.

2.Consideration.  As consideration for the release of claims and all other covenants made herein, the Parties agree that the Employee shall receive aggregate consideration of (i) $1,715,000, less applicable withholdings, payable in 24 equal installments on each regular semi-monthly payroll date over the next twelve calendar months following the Effective Date; (ii) $425,400, less applicable withholdings, payable within five (5) business days of the Effective Date; and (iii) $46,309.00, less applicable withholdings, representing payment of 18 months of COBRA premiums for Employee and Employee’s dependent family members, payable within five (5) business days of the Effective Date.

3.Benefits. Employee’s health insurance benefits (including medical, dental and vision) ceased on March 31, 2019, subject to Employee’s right to continue Employee’s health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  Employee’s participation in, and accrual of, all other benefits and incidents of employment, including but not limited to incentives, vacation time, and paid time off, cease on the Termination Date.

4.Reserved.

5.Equity Incentives. Pursuant to the terms of the Synaptics Incorporated Amended and Restated 2010 Incentive Compensation Plan and the equity incentive agreements effective by and between Employee and the Company under which the Company granted to Employee deferred stock units (“DSUs”), market stock units (“MSUs”), performance stock units (“PSUs”), and options to purchase common stock of the Company (“Options,” and collectively, the “Equity Incentives”), as of the Effective Date: (i) Employee’s Equity Incentives cease vesting; (ii) Employee has and shall have no right to exercise any unvested portion of the Options or receive any unvested portion of the DSUs; (iii) Employee does not have and shall not have any rights under the unvested portion of the Options or DSUs and does not have other any rights or entitlements to purchase units or shares of the Company or any subsidiary or affiliate of the Company; and (iv) Employee’s MSUs and PSUs cease vesting, are voided and Employee shall have no right to any compensation under the MSUs or PSUs.  Employee has until the earlier of (i) March 14, 2020, or (ii) such date upon which any particular Option grant expires, to exercise any vested portion of Employee’s Options or the Employee will lose all rights to such vested portion of the Options.  The exercise price for the Options cannot be offset against any amounts payable to the Employee by the Company or any subsidiary or affiliate thereof.

6.Payment of Salary, Accrued Vacation and Expense Reimbursements.  Except as provided in Section 2 above, Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, annual incentives, accrued vacation and paid time off, commissions, expense reimbursements, severance and separation benefits, and any and all other benefits due to Employee as of the Termination Date. Employee acknowledges that Employee is not eligible for any pro rata portion of Employee’s fiscal year 2019 target cash incentive.  Employee represents and warrants that Employee never suffered an on-the-job or occupational injury or incurred any wage, overtime or leave claims while working at the Company.

7.Confidential Information.

(a)Employee acknowledges that Employee has signed a Proprietary Information and Invention Assignment Agreement dated as of September 28, 2011 (the “Confidential Information Agreement”).  Employee reaffirms Employee’s obligation to comply with the terms and conditions of the Confidential Information Agreement.  Employee will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information.  Employee hereby assigns to the Company any rights that Employee may have or acquire in Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.  For purposes of this Agreement, the term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company

(b)Employee shall return all of the Company’s property and Proprietary Information in Employee’s possession to the Company as required by the terms of the Confidential Information Agreement.  By signing this Agreement, Employee represents and declares under penalty of perjury under the laws of the State of California that Employee has returned all Company property and Proprietary Information in Employee’s possession to the Company.

(c)Employee understands, in addition, that the Company has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone other than Company personnel who need to know such information in connection with their work for the Company.

8.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any subsidiaries or affiliates thereof, and all officers, managers, members, supervisors, members of their board of directors, agents and employees thereof.  Employee, on Employee’s own behalf, and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company, its affiliates and subsidiaries, and all officers, members of their board of directors, employees, agents, investors, shareholders, members, administrators, affiliates, divisions, predecessor and successor corporations, and assigns of the Company or any subsidiary or affiliate thereof (“the Releasees”), from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation:

(a)any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, equity of the Company or any subsidiary or affiliate thereof, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(d)any and all claims for violation of any national, federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to Labor Code sections 1400-1408;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement nor to any claims that, by statute, may not be waived.

Furthermore, nothing in this Agreement is intended to, or shall, interfere with Employee’s rights under federal, state, or municipal civil rights or employment discrimination laws, including, but not limited to, the statutes specified in Paragraph 8(d) above, or their state or local counterparts, to file or otherwise institute a charge of discrimination with a government agency or regulatory body, to testify or participate in such an agency or administrative hearing or proceeding, or to otherwise cooperate with a federal, state, or municipal government agency proceeding.  However, Employee understands and agrees that Employee is waiving any right to personal monetary or other recovery as to such charges or participation, and Employee shall not be entitled to any relief, recovery, or damages in connection with such an agency or administrative complaint, charge or proceeding, regardless of who filed or initiated the complaint, charge, or proceeding.

Additionally, nothing in this Agreement is intended to, or shall, interfere with Employee’s rights to cooperate, participate, or testify in an administrative, legislative, or judicial proceeding, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.  Nothing in this Agreement is intended to, or shall, interfere with the Company’s obligation to indemnify Employee against any claims, damages, liabilities pursuant to the Indemnification Agreement, dated May 17, 2016, and executed by and between Employee and the Company, and in accordance with applicable state corporate and labor law.

9.Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that:

(a)Employee should consult with an attorney prior to executing this Agreement;

(b)Employee has up to twenty-one (21) days within which to consider this Agreement;

(c)Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement;

(d)this Agreement shall not be effective until the revocation period has expired; and

(e)nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

10.Civil Code Section 1542.  Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement.  Employee acknowledges that Employee has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN EMPLOYEE’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY EMPLOYEE WOULD HAVE MATERIALLY AFFECTED EMPLOYEE’S SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

11.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other Releasee.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any other Releasee.

12.Application for Employment.  While Company may offer to re-hire Employee, Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.  Employee further agrees that Employee will not apply for employment with the Company.

13.Confidentiality.  The Parties acknowledge that Employee’s agreement to keep the nonpublic terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee agrees to use Employee’s best efforts to maintain in confidence the nonpublic contents and terms of this Agreement, and the nonpublic consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take reasonable precautions to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information.  Employee agrees to take reasonable precautions to disclose Settlement Information only to those attorneys, accountants, governmental entities, courts of law and family members who have a reasonable need to know (or as required by applicable law) of such Settlement Information. Employee will not have communication with any Company employees, partners, customers, unitholders, or any other third party regarding Employee’s separation from the Company without prior consent of Company’s General Counsel or Senior Vice President, Human Resources provided, however, that Employee may communicate without such prior consent that his separation from the Company was amicable and that Employee and Company would go in separate directions.

14.No Cooperation.  Employee agrees Employee will not act in any manner reasonably calculated to damage the business of the Company.  Employee agrees that Employee will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or unless as otherwise provided for in Section 8.  Employee shall inform the Company in writing within three (3) business days of receiving any such subpoena or other court order.

15.Non-Disparagement.  Employee agrees to refrain from any defamation, libel, or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees.  Employee agrees that Employee shall direct all inquiries by potential future employers regarding Employee’s employment with the Company to the Company’s Senior Vice President, Human Resources.

16.Reserved.

17.Reserved.

18.Breach.  Employee acknowledges and agrees that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to cease the consideration payments provided to Employee under this Agreement.

19.No Knowledge of Wrongdoing.  Employee represents that Employee has no knowledge of any wrongdoing involving improper or false claims against a national, federal, or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

20.No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a)an admission of the truth or falsity of any claims made or any potential claims; or

(b)an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

21.Indemnification.  Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement.  Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim. In the event that Employee incurs an indemnification obligation under this Agreement, Employee acknowledges and agrees that Company may in its discretion pursue remedies available to the Company at equity and at law.

22.Reasonable Assistance.  Employee acknowledges the continuation of Employee’s obligations to assist Company pursuant to the Confidential Information Agreement.  In addition, Employee acknowledges that Employee’s assistance may be required regarding certain ongoing dispute resolution and corporate matters of Company.  To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request.  Employee’s obligation to assist the Company under this Section shall continue beyond the Termination Date, provided that Company shall compensate Employee at a reasonable rate after the Termination Date for the time actually spent by Employee and fees incurred (including attorneys’ fees and costs) at the Company’s request on such assistance.

23.Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with this Agreement, except as provided herein.

24.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement.  Employee agrees and understands that Employee is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon; provided, however, that the Company shall withhold from the consideration and other benefits due hereunder any taxes, charges, or other assessments of any kind required under law to be withheld by the Company.  Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

25.Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration before the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures (the “Rules”).  The Company will pay for all professional fees for the arbitrator’s services, regardless of who is determined to be the prevailing party. The Parties agree that the prevailing Party in any arbitration shall be awarded its reasonable attorneys’ fees and costs, unless contrary to applicable law or the Rules.  The arbitration will take place in Santa Clara County, California. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This Section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute upon such grounds permitted by the applicable law without waiving the right to compel arbitration, such as the circumstances set forth in California Code of Civil Procedure Section 1281.8.

26.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

27.No Representations.  Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

28.Severability.  In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

29.Entire Agreement.  This Agreement, together with the Confidential Information Agreement and Employee’s equity incentive agreements and Indemnification Agreement, represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company.

30.No Waiver.  The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

31.No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer or other duly authorized officer of the Company.

32.Governing Law.  This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice of law provisions.

33.Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

34.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, personal representatives, assigns, administrators, and legal representatives.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

35.Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims.  Employee acknowledges that Employee:

(a)has read this Agreement;

(b)has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or that Employee has voluntarily declined to seek such counsel;

(c)understands the terms and consequences of this Agreement and of the releases it contains; and

(d)is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and agreed to this Agreement on the respective dates set forth below.

COMPANY:

Synaptics Incorporated

Dated:	May 3, 2019	By:	/s/ John McFarland
	May 3, 2019		Name: John McFarland
Title: Senior Vice President, General Counsel & Sec’y

EMPLOYEE:

Dated:	May 3, 2019		/s/ Richard Bergman
	May 3, 2019		Richard Bergman

Employee hereby affirms this Agreement, and all terms herein, on May 11, 2019.

EMPLOYEE:

/s/ Rick Bergman
Dated:	May 11, 2019		Rick Bergman

[Signature Page to SEPARATION AGREEMENT and Release]